UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2020

Larimar Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36510	20-3857670
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Bala Plaza East. Suite 506 Bala Cynwyd, Pennsylvania		19004
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (844) 511-9056

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LRMR	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Employment Agreement

On July 31, 2020, Larimar Therapeutics, Inc. (the “Company”) entered into an Employment Agreement with Carole Ben-Maimon, M.D. to govern the terms of her continued service as the Company’s President and Chief Executive Officer (the “CEO Employment Agreement”). The CEO Employment Agreement replaces and supersedes Dr. Ben-Maimon’s prior employment agreement with the Company’s subsidiary, Chondrial Therapeutics, Inc.

The CEO Employment Agreement provides for an initial base salary of $470,000 per annum, which is subject to annual review and adjustment by the Board of Directors of the Company (the “Board”). In addition, Dr. Ben-Maimon is eligible to earn an annual bonus with a target amount equal to 50% of her annual base salary. The actual annual bonus paid to Dr. Ben-Maimon with respect to any year may be more or less than the target amount, based on the achievement of corporate and/or personal objectives established by the Board, as determined by the Board in its sole discretion. Except as specifically provided with respect to certain involuntary terminations, the payment of any otherwise earned annual bonus is conditioned on Dr. Ben-Maimon’s continued employment through the date that annual bonuses are paid to executive officers generally with respect to the applicable year.

Dr. Ben-Maimon is an at-will employee and her employment with the Company may be terminated by the Company at any time, for any reason.

If Dr. Ben-Maimon’s employment is terminated by the Company without Cause or by Dr. Ben-Maimon for Good Reason other than within twelve (12) months after a Change in Control of the Company (as each of those terms are defined in the CEO Employment Agreement), Dr. Ben-Maimon will receive (a) any earned but unpaid annual bonus for the year preceding such termination (the “Prior Year Bonus”), (b) continuation of her base salary for twelve (12) months, and (c) twelve (12) months of subsidized COBRA coverage (the “Severance Benefits”). If Dr. Ben-Maimon is terminated without Cause or Dr. Ben-Maimon terminates her employment with Good Reason within twelve (12) months after a Change in Control of the Company, Dr. Ben-Maimon will receive (a) the Prior Year Bonus, if applicable, (b) monthly severance payments for a period of eighteen (18) months, with each payment consisting of one-twelfth the sum of (i) her annual base salary, plus (ii) her target annual bonus for the year of termination, and (c) eighteen months of subsidized COBRA benefits (the “Change in Control Severance Benefits”). Dr. Ben-Maimon’s receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, is conditioned on her execution of a general release of claims against the Company and its affiliates in a form acceptable to the Company. If Dr. Ben-Maimon’s employment ceases due to her death or disability, she will receive her Prior Year Bonus, if applicable.

In connection with the CEO Employment Agreement, Dr. Ben-Maimon and the Company also entered into a Confidentiality, Intellectual Property Assignment and Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”). The Restrictive Covenant Agreement contains customary provisions regarding confidentiality, ownership of intellectual property, non-disparagement, non-competition and non-solicitation. The non-competition and non-solicitation covenants will survive any cessation of Dr. Ben Maimon’s employment for a period of one year.

The foregoing description of the terms of the CEO Employment Agreement and Restrictive Covenant Agreement do not purport to be complete and are qualified in their entirety by reference to the CEO Employment Agreement and Restrictive Covenant Agreement, which are both filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 7.01	Regulation FD

On August 6, 2020, the Company posted on its website an updated slide presentation, which is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Representatives of the Company will use the presentation in various meetings with investors, analysts and other parties from time to time.

The information in this Item 7.01 (including Exhibit 99.1) is being furnished solely to satisfy the requirements of Regulation FD and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibits.

(d) Exhibits

Exhibit No.	Document

10.1	Employment Agreement by and between the Company and Carole Ben-Maimon, M.D., dated July 31, 2020 (including an attached exhibit entitled “Confidentiality, Intellectual Property Assignment and Restrictive Covenant Agreement”)

99.1	Larimar Therapeutics, Inc. Corporate Presentation, dated August 6, 2020, furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Larimar Therapeutics, Inc.

By:	/s/ Carole S. Ben-Maimon, M.D.
Name:	Carole S. Ben-Maimon, M.D.
Title:	President and Chief Executive Officer

Date: August 6, 2020